EXHIBIT 10.9

TO FORM 10-KSB FOR THE FISCAL
YEAR ENDED SEPTEMBER 30, 2007

MEMORANDUM OF UNDERSTANDING

(SIERRA KAOLIN ™ DEVELOPMENT)

This Memorandum of Understanding ("MOU") is dated this 30th day of November 2004 ("Effective Date") by and among **TECUMSEH PROFESSIONAL ASSOCIATES, INC.**, a New Mexico corporation ("TPA"), **DALECO RESOURCES CORPORATION**, a Nevada corporation ("DRC"), and **CLEAN AGE MINERALS, INC.**, a Nevada corporation ("CAMI") (hereinafter DRC and CAMI are sometimes collectively referred to as the "Company"), (hereinafter TPA, DRC and CAMI are sometimes collectively referred to as the "Parties"):

1. **BACKGROUND.**

1.1 **Status of TPA**. TPA is a small, national business firm having its principal office in Albuquerque, New Mexico, and is engaged (directly or indirectly through subsidiary and/or "brother/sister" firms) in a variety of business activities ranging from government facilities management, and operation, environmental assessment and remediation services to oil and gas activities and information technology services.

1.2 **Status of DRC**. DRC is an international asset and technology aggregation and monetization company with operating subsidiaries in oil and gas, timber, minerals, environmental remediation and technology. As such it currently holds reserves of certain non-metallic minerals in the continental United States, and has developed and/or owns certain proprietary information, processes, patents and know-how in connection therewith.

1.2.1 **Subsidiary Entity**. CAMI is a wholly owned subsidiary of DRC. Either CAMI or its wholly owned subsidiary, C.A. Properties, Inc., a Nevada corporation

("CAP") hold title to DRC's non-metallic minerals, mineral processing technology and environmental technologies.

1.3 **Letter of Intent**. On or about October 6, 2004, the parties entered into a letter of intent, a copy of which is attached hereto as Exhibit A.

1.4 **Mutual Confidentiality, Non-Disclosure, and Non-Circumvention Agreement**. On or about October 13, 2004, the Parties entered into a Mutual Confidentiality, Non-Disclosure, and Non-Circumvention Agreement, a copy of which is attached hereto as Exhibit B.

1.5 **Minerals**. A complete list of the Company's Kaolin claims located in Sierra County, New Mexico (hereafter referred to as "Mineral Interest") are set forth on Exhibit C attached hereto.

2. **Intention to Enter into Business Arrangement**. The parties acknowledge their mutual intention to enter into a business relationship whereby TPA shall obtain an "Operational License" from the Company to commercially develop and monetize the Mineral Interest.

2.1 **Operational License.** In accordance with the Operational License, TPA will assume the role of "Mineral Site Manager" and be responsible for capital formation and exploitation_strategies including but not limited to extraction, processing, packaging and marketing functions associated with the Mineral Interest.

2.2 **Consultation and Cooperation Between Parties.** TPA in its capacity of "Mineral Site Manger" agrees that it shall consult with the Company when establishing its exploitation, pricing and marketing plans for the Mineral Interest. The Parties agree that they shall consult and share with each other client and market potential leads to further the commercialization of the Minerals Interest.

2.2.1 It is expressly understood that any disposition of the Mineral Interest, either in whole or in part, proposed by TPA shall be in conformance with the pricing parameters established by and subject to review by the Company's management and/or Board of Directors.

2.3 **Term of Operational License**. The initial term of TPA's Operational License from the Company shall be for a period of three (3) years after the Effective Date. Provided, however, that during the first year of the initial term TPA, on not less than 60 days prior written notice to the Company may terminate the Operation License. TPA will remain liable, post termination of the Operational License, for any and all expenses and third party costs incurred by it or for which it was liable under the Operational License, to include the payment of royalties, during the period for which the Operational License was in effect.

2.3.1 **Operational License Extensions**. The Operational License shall be automatically renewed for successive two (2) year terms should TPA achieve those certain operating management objectives to be mutually established by the Parties and to be set forth on Exhibit D attached hereto and hereafter referred to as the "**Operating Management Objectives**". However, should TPA not achieve said Operating Management Objectives and if such non compliance is not waived, then upon notice by the Company, the Operational License shall expire and become null and void and TPA shall have no further rights or entitlements in respect of the Mineral Interest.

3. **Allocation of Expenses & Revenues.** The parties agree that all proceeds derived from the Mineral Interest covered by the Operational License shall first be allocated to cover all operational costs specifically attributable to that Mineral Interest to included but not limited to royalty obligations, direct and indirect operating costs as normally defined and then distributed to

the Parties in the proportion 65% to TPA and 35% to the Company (these percentages hereafter referred to as the "Net Profit Allocation.")

4. **Transaction Consideration.** It is hereby agreed that as consideration for entering into the Operational License with TPA and the receipt of the Net Profit Allocation as defined above, TPA will be responsible for all costs during the initial 12 months of operations associated with the Minerals Interest.

4.1 **Equity Incentive.** In consideration of TPA entering into this MOU and Operational License , and payment to the Company of such additional cash consideration as specified in the Operational License, DRC agrees to grant TPA, or its nominees, warrant rights ("Warrant") to acquire 1,500,000 shares of its common stock, par value $.01 ("Stock"). Said Warrant, in form substantially identical to that attached on Exhibit E hereto, shall become effective upon the execution of the Operational License, have a term of three (3) years and shall have an exercise price per share of $.50.

4.2 **Purchase Option** The Company shall grant to TPA and TPA to the Company an exclusive option to acquire the all of its right, title and interest in the Minerals Interest. The purchase option shall be effective for the initial 12 month period in the primary term and the initial 12 months of each successive term of the Operational License. The sale price of the Mineral Interest shall be determined by the party offering to acquire the other party's interest. It is expressly understood that a party offering to buy the interest of the other agrees that its offer to purchase is also an offer to sell. Thus, the offeree of any offer has the absolute right to purchase the position of the offeror rather than selling. It is further understood that no party shall be obligated to accept any offer to purchase its interest in the Mineral Interest, if in its sole opinion, it deems the offer to be inadequate.

5. **CONTINGENT UPON APPROVAL IN PRINCIPLE BY DRC'S BOARD OF DIRECTORS**. The parties further agree and acknowledge that the preparation of further documents designed to implement the conditions and intentions of this MOU are contingent upon the prior written approval in principle by DRC's Board of Directors of the transactions contemplated herein following completion of due diligence by TPA. DRC's Board of Directors shall evidence its approval in principal of this MOU by written statement to that effect, signed by a duly authorized officer of DRC.

6. **DISPUTE RESOLUTION**. Every dispute or difference between the parties and arising under this MOU shall be settled first by a meeting of the parties attempting to confer and resolve the dispute in a good faith manner. If the parties cannot resolve their dispute after conferring, any party may require any other party to submit the matter to non-binding mediation utilizing the services of an impartial professional mediator approved by all parties. If the parties cannot come to an agreement following mediation, the parties shall submit the matter to binding arbitration at a location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association or pursuant to any other rules the disputing parties may then mutually agree upon. Any decision or award as a result of any such arbitration proceeding shall include the assessment of costs, expenses and reasonable attorney's fees and shall include a written record of the proceedings (unless the parties mutually waive the requirement for such a written record) and a written determination of the arbitrator(s). Absent an agreement to the contrary, an arbitrator experienced in small business accounting and administrative services matters shall conduct any such arbitration. Each party reserves the right to object to any individual who owns or is employed by or affiliated with a competing organization or entity. In the event of any such

dispute or difference, any party may give notice to the other party requiring that the matter be settled by arbitration. An award of arbitration shall be final and binding on the parties and may be confirmed in any court of competent jurisdiction.

7. **NOTICES**.

7.1 **Notices to the Company**. Any notice to the Company shall be sent to DRC at the following address/fax number/email address, or to such other address/fax number/email address as DRC may hereafter designate:

Address:	**DALECO RESOURCES CORPORATION** **120 North Church** **West Chester, PA 19380**
Fax Number:	**610-429-0818**
Email Address:	**gnovinskie@netreach.net**

7.2 **Notices to TPA**. Any notice to **TPA** shall be sent to **TPA** at the following address/fax number/email address, or to such other address/fax number/email address as **TPA** may hereafter designate:

Address:	**TECUMSEH PROFESSIONAL ASSOCIATES, INC.** **5600 Wyoming NE, Suite 150** **Albuquerque, NM 87109**
Fax Number:	**505-293-1971**
Email Address:	**bwinfield@tecumsehpa.com**

7.3 **Effective Date Of Notice**. Any notice given pursuant to this Section 7 shall be effective upon receipt and may be hand delivered, sent by facsimile transmission or e-mail message with the original document delivered by close of business the next business day following the day of the facsimile transmission or e-mail transmission, by overnight courier or by certified mail return receipt requested.

8. **MISCELLANEOUS PROVISIONS.**

8.1 **Entire Agreement**. Except as specifically provided herein, this Memorandum constitutes the entire and sole agreement between the parties. Nothing in this Memorandum shall be construed or interpreted to impair, limit, or modify in any manner whatsoever any rights, powers, duties, and obligations established or recognized under any other written agreement now in effect between the parties. This Memorandum cannot be modified, changed or amended, except by a writing signed by a duly authorized representative of each of the parties.

8.2 **Time Is of The Essence**. Time is of the essence as to all matters set forth in this Memorandum. The failure of any party hereto to perform any obligation by the date set forth in this Memorandum shall constitute a material and substantial breach of this Memorandum.

8.3 **Governing Law and Jurisdiction**. This Memorandum shall be governed in accordance with the laws of the State of Nevada. The parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Clark County, Nevada, in any action arising out of or relating to this Memorandum. The parties waive any other venue to which either party might otherwise be entitled by domicile or otherwise. This paragraph shall not be construed to limit in any way the provisions of Paragraph 9 above relating to arbitration.

TECUMSEH PROFESSIONAL ASSOCIATES, INC.

BY S. Roche

STEVEN P. ROCHE, Chief Executive Officer

Dated: 11/30/04

DALECO RESOURCES CORPORATION

BY Gary J. Novinskie
GARY J. NOVINSKIE, President

Dated: 11/30/04

CLEAN AGE MINERALS INC.

BY Robert E. Martin
ROBERT E. MARTIN, President

Dated: Nov 30/04

TPA-DALECO-MOU.AGM.2004.10.26.wpd
Revised: November 29, 2004 (3:09PM)~~November 29, 2004 (3:21PM)~~~~November 29, 2004 (3:20PM)~~